CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.20

FOURTH AMENDMENT TO
SCREENING SERVICES AGREEMENT

This Fourth Amendment to Screening Services Agreement (this “TRAP Fourth Amendment”) is made and dated as of March 6, 2002, (the “Fourth Amendment Effective Date”), by and between Sanwa Kagaku Kenkyusho Co., Ltd., a Japanese corporation (“Sanwa”) and Telik Inc., a Delaware corporation (“Telik”).

RECITALS

A.    Sanwa and Telik are parties to the Screening Services Agreement dated as of December 20, 1996, as amended by the First Amendment to Screening Services Agreement dated September 24, 1997, the Second Amendment to Screening Services Agreement dated October 29, 1998, and the Third Amendment to Screening Services Agreement and Master Amendment Agreement, both dated February 14, 2001 (collectively, the “TRAP Agreement”).

B.    Sanwa and Telik desire to execute this TRAP Fourth Amendment to reflect various changes they desire to make in the research to be undertaken pursuant to the TRAP Agreement, including without limitation the [*] Lead Optimization Project relating to [*], and the amendments reflected herein are among the conditions to Sanwa paying Telik the amount set forth herein.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendments.    The TRAP Agreement is hereby amended as follows:

A.    Section 1.4(a) is hereby revised by deleting the second through the fourth sentences of Section 1.4(a) and replacing the deleted language with the following language:

For a period commencing on [*] and ending on [*], Telik shall undertake, [*], a Lead Optimization Project for the [*] Family of Compounds. Commencing as of [*], Telik and Sanwa shall focus the Lead Optimization Project for the [*] Family of Compounds on [*] as the lead disease target. In connection with focusing the Lead Optimization Project for the [*] Family of Compounds on [*] Telik shall undertake the following tasks:

(i)    synthetic work on those Group 1/1B compounds discussed by members of the RMC at their meetings in South San Francisco on January 24, 2002;

(ii)    synthetic work on [*], [*] compounds, including [*], [*] and other related compounds, with particular emphasis on preparing a representative set of [*] possessing those [*] that were determined to be most-promising in the February 26, 2002 letter from Mr. Terao of Sanwa to Dr. Wick of Telik; and

(iii)    synthetic work on new [*] compounds identified as “Group 7” in the February 15, 2002 letter from Dr. Wick of Telik to Mr. Terao of Sanwa, with particular emphasis on preparing a representative set of compounds that feature a [*] rather than a standard, [*].

[*] shall carry out necessary in vitro, pharmacological and toxicological testing on connection with focusing the Lead Optimization Project for the [*] Family of Compounds on [*], as set forth in a work plan approved by the RMC.

B.    The first sentence of Section 1.4(b) is hereby deleted and replaced with the following sentence:

Commencing as of [*], Telik shall devote the appropriate personnel, equipment and other resources as necessary to ensure that the Lead Optimization Project for the [*] family of compounds proceeds in such a manner as to allow Telik to apply for the patents referred to in Section 4.5 by the dates set forth therein and ensure the development of Active Compounds and necessary information related thereto to enable Sanwa to use such Active Compounds in pre-clinical and clinical studies as soon as possible.

C.    Section 4.5 is hereby revised to read as follows:

4.5    Patent Applications.

(a)    Telik shall use commercially reasonable best efforts to apply for one or more non-provisional patent applications in the United States for one or more Group 3 compounds on or before [*], using the existing in vivo data.

(b)    Telik shall confer with Sanwa and in good faith consider whether or not, consistent with reasonable commercial practice, it is advisable to file one or more non-provisional patent applications in the United States for one or more Group 4 compounds on or before [*], in the event that the in vivo data produced by [*] on or before [*] indicates that Group 4 compounds are effective in at least one animal model of inflammation.

(c)    Telik and Sanwa shall cause their representatives on the RMC to disclose and discuss any new and promising clinical candidate compounds omitted by the non-provisional patents that have been filed by the dates set forth in Sections 4.5(a) and (b) and by the non-provisional patent applications for Group 1/1B and Group 2 that have been previously filed, and the parties shall consider and in good faith discuss whether or not it is advisable to file additional patent applications in order to protect intellectual property rights to such new clinical candidate compounds.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.    Payment.    As a condition to Telik executing and delivering this TRAP Fourth Amendment and performing its obligations set forth in the TRAP Agreement, as amended by this TRAP Fourth Amendment, Sanwa hereby agrees to pay Telik One Million United States Dollars (US$1,000,000) on or before March 31, 2002, by wire transfer to a bank account that Telik shall identify to Sanwa in writing by March 26, 2002, together with all information necessary for Sanwa to make such wire transfer.

3.    Withholding of Taxes.    Any withholding of taxes, duties or imposts levied, assessed or imposed by tax authorities on the payment hereunder shall be borne [*] and the amount of such taxes, duties or imposts to be borne by [*] from the amount otherwise payable by Sanwa hereunder. At least ten days (10) days prior to the date Sanwa intends to make payment of any such withholding tax, Sanwa shall provide notice of such intent to Telik. Telik shall, in a timely manner in order to meet the notified intended date of payment, provide to Sanwa such documents as may be required by Japanese law and as are identified by Sanwa so as to permit Sanwa to make application to the Japanese tax authorities pursuant to the U.S.-Japan treaty regarding relief from income tax on royalty payments. Sanwa agrees to cooperate with Telik in the event Telik claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Sanwa.

4.    Defined Terms; Incorporation.    Unless otherwise expressly provided herein, defined terms used in this TRAP Fourth Amendment shall have the same meaning set forth in the TRAP Agreement, and all terms herein shall be incorporated into the TRAP Agreement. From and after the Fourth Amendment Effective Date, all reference to the “TRAP Agreement” in all other documents delivered in connection with the TRAP Agreement shall refer to the TRAP Agreement, as amended hereby.

5.    Miscellaneous.

(a)    Entire Agreement; Waivers.    This TRAP Fourth Amendment, and the documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and no amendment or waiver of any terms hereof shall be effective unless in writing. No waiver shall constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon such terms or conditions on any future occasion.

(b)    Governing Law.    This TRAP Fourth Amendment shall be governed by and construed under the laws of California without regard to the principles governing conflicts of laws thereof.

(c)    Counterparts: Facsimile.    This TRAP Fourth Amendment may be executed in counterparts and by facsimile.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the parties have executed this TRAP Fourth Amendment effective as of the date first set forth above.

TELIK, INC. /s/ MICHAEL M. WICK By: Michael M. Wick, M.D., Ph.D. Its: Chairman and CEO	SANWA KAGAKU KENKYUSHO CO., LTD. /s/ KAZUO YAMAMOTO By: Kazuo Yamamoto Its: President

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

March 26, 2002

BY FACSIMILE

Mr. Satoshi Terao
Vice President R&D
Sanwa Kagaku Kenkyusho Co., Ltd.
35, Higashisotobari-cho, Higashi-ku, Nagoya
Japan

RE:	Telik’s Commitment to the [*] Project

Dear Mr. Terao:

As I have previously indicated in my letter to you dated March 6, 2002, we believe that the work that we are conducting towards the identification of a clinical candidate for [*] in the [*] project can be accomplished by [*]. If Sanwa decides that work by Telik beyond [*] is necessary, Telik would continue chemistry optimization work in the [*] project for [*] from [*] to [*] at [*] to Sanwa. The resource commitment from Telik during the period from [*] to [*] will be at the same level that are in effect immediately prior to such period and consistent with the goals set by the RMC.

Sincerely yours,

/s/    MICHAEL M. WICK

Michael M. Wick, M.D., Ph.D.
Chairman & CEO